NEWS RELEASE

Enbridge Reports Record First Quarter 2024 Financial Results, Reaffirms Financial Guidance and Advances Strategic Priorities

CALGARY, AB, May 10, 2024 /CNW/ - Enbridge Inc. (Enbridge or the Company) (TSX:ENB) (NYSE:ENB) today reported first quarter 2024 financial results, reaffirmed its 2024 financial guidance and provided a quarterly business update.

Highlights
(All financial figures are unaudited and in Canadian dollars unless otherwise noted. * identifies non-GAAP financial measures. Please refer to Non-GAAP Reconciliations Appendices.)

•First quarter GAAP earnings of $1.4 billion or $0.67 per common share, compared with GAAP earnings of $1.7 billion or $0.86 per common share in 2023
•Adjusted earnings* of $2.0 billion or $0.92 per common share*, an increase of 8% per share, compared with $1.7 billion or $0.85 per common share in 2023
•Adjusted earnings before interest, income taxes and depreciation and amortization (EBITDA)* of $5.0 billion, an increase of 11%, compared with $4.5 billion in 2023
•Excluding the contributions from, and the impact of financing, the U.S. Gas Utilities Acquisitions, Adjusted EBITDA* of $4.8 billion, an increase of 8%, compared with $4.5 billion in 2023
•Cash provided by operating activities of $3.2 billion, compared with $3.9 billion in 2023
•Distributable cash flow (DCF)* of $3.5 billion, an increase of 9%, compared with $3.2 billion in 2023
•Excluding the contributions from, and the impact of financing, the U.S. Gas Utilities Acquisitions, DCF of $3.4 billion an increase of 8%, compared with $3.2 billion in 2023
•Reaffirmed 2024 full year financial guidance and reaffirmed the Company's medium-term outlook. The gas utilities acquisitions announced on September 5, 2023 (the "Acquisitions") are not included in the 2024 financial guidance
•Closed the acquisition of The East Ohio Gas Company ("EOG"), now doing business as Enbridge Gas Ohio, from Dominion Energy Inc. on March 6, 2024 for a purchase price of US$6.6 billion (including US$2.3 billion of assumed debt)
•Received approval of the Mainline Tolling Settlement ("MTS") from the Canada Energy Regulator ("CER") on March 4, 2024, after unanimous industry approval
•Announced definitive agreement with WhiteWater/I Squared Capital ("WhiteWater/I Squared") and MPLX LP ("MPLX") to form a joint venture (the "Whistler Parent JV") that will develop, construct, own, and operate natural gas pipeline and storage assets connecting Permian Basin natural gas supply to growing Liquefied Natural Gas ("LNG") and other U.S. Gulf Coast demand
•Sanctioned the previously announced Tennessee Ridgeline Expansion, a US$1.1 billion natural gas pipeline which will deliver natural gas to the Tennessee Valley Authority's recently announced gas-fired generation plant in Kingston, Tennessee
•Closed the previously announced sale of Enbridge's interests in Alliance Pipeline ("Alliance") and Aux Sable to Pembina Pipeline Corporation on April 1, 2024 for proceeds of $3.1 billion
•Launched a binding open season on Gray Oak Pipeline for up to 120 kbpd of expanded capacity
•Sanctioned 2.5 million barrels of additional storage at Enbridge Ingleside Energy Center ("EIEC"), for ~US$0.1 billion

•Signed an agreement to acquire 2 marine docks and land from Flint Hills Resources, adjacent to the EIEC terminal for ~US$0.2 billion
•Sanctioned construction of U.S. Gulf Coast offshore pipelines to service Shell and Equinor's Sparta development for ~US$0.2 billion
•Issued 23rd Sustainability Report, demonstrating the Company's continued commitment to reconciliation, social governance, and environmental stewardship.
•Exited the quarter with Debt-to-EBITDA of 4.7x, in the middle of the target range of 4.5x to 5.0x; Enbridge expects annualized EBITDA contributions from the US$14 billion of Acquisitions in 2024 to strengthen Enbridge's Debt-to-EBITDA position throughout 2025

CEO COMMENT
Greg Ebel, President and CEO commented the following:

“We are pleased to announce a very solid start to 2024. The continued need for safe, reliable, and affordable energy drove high utilization across our footprint. Enbridge has a long history of predictable financial and operational performance, and this quarter was no different. We are executing on our strategic priorities and are on track to achieve our full-year EBITDA and DCF per share guidance.

“Strong operational performance and execution drove record financial results. During the quarter, we reached a significant milestone by closing the purchase of The East Ohio Gas Company and we are on track to close the remaining Acquisitions in 2024. On April 1, we closed the divestiture of our interests in Alliance and Aux Sable at an attractive valuation and have used the proceeds to fund a portion of the Acquisitions and for debt reduction.

“In Liquids, we saw high utilization across our systems including another quarter of strong Mainline performance. The CER approved the Mainline Tolling agreement, a true win-win-win for us, our customers, and the markets we serve. We also advanced our integrated U.S. Gulf Coast infrastructure strategy by sanctioning additional storage at our Ingleside crude export facility, and acquiring two marine docks and nearby land. These strategic investments augment our competitive position in the region and support attractive economics for our customers.

“In Gas Transmission, we entered into a definitive agreement to acquire a meaningful, strategic interest in the Whistler Parent JV, an integrated Permian Basin natural gas pipeline and storage network connecting natural gas supply to growing LNG and other U.S. Gulf Coast demand. Upon closing, this transaction is expected to be immediately accretive to both DCF per share and our credit ratios and has embedded organic growth opportunities. Following the Tennessee Valley Authority's decision to proceed with construction of a new natural gas-fired combined cycle plant, we have progressed to FID on the previously announced Tennessee Ridgeline Expansion. Finally, we sanctioned new pipelines to serve Shell and Equinor's U.S. Gulf Coast offshore Sparta development.

“In Gas Distribution, despite significantly warmer weather in Ontario during the quarter, we are expecting continued customer growth. Enbridge Gas submitted a Notice of Motion with the Ontario Energy Board to review its rebasing decision and expect an outcome later this year. We are encouraged that the government of Ontario is preserving customer choice and affordability through the introduction of the ‘Keeping Energy Costs Down Act’.

“In Renewables, the acquisition of additional interest in German offshore wind farms, the generation of Investment Tax Credits from Fox Squirrel, and strong European wind resources drove a 100% increase in EBITDA compared to the first quarter of 2023. In France, all 71 turbines have been installed at the Fécamp wind farm off the Northern coast of France. This 497 MW project has begun generating electricity, powering the equivalent of more than 400,000 homes.

“Today, we published our 23rd annual Sustainability Report which provides an update on our performance across environmental, social, and governance issues versus the targets we set in 2020. Our safety record remains industry-leading, employee diversity is growing, and we're reducing emissions ahead of our 2030 target.

“Enbridge remains committed to delivering long-term shareholder returns supported by stable, diversified, utility-like earnings. We have a strong balance sheet and credible track record of returning capital to shareholders with approximately $34 billion paid out through common dividends over the past five years, and more than $40 billion expected to be returned over the next five years. Looking forward, we believe our disciplined approach to capital allocation and low-risk growth profile will support continued strong shareholder returns and position us as a first-choice investment opportunity.”

FINANCIAL RESULTS SUMMARY

Financial results for the three months ended March 31, 2024 and 2023 are summarized in the table below:

	Three months ended March 31,
	2024	2023
(unaudited; millions of Canadian dollars, except per share amounts; number of shares in millions)
GAAP Earnings attributable to common shareholders	1,419	1,733
GAAP Earnings per common share	0.67	0.86
Cash provided by operating activities	3,151	3,866
Adjusted EBITDA[1]	4,954	4,468
Base Business Adjusted EBITDA[1,2]	4,845	4,468
Adjusted Earnings[1]	1,955	1,726
Adjusted Earnings per common share[1]	0.92	0.85
Distributable Cash Flow[1]	3,463	3,180
Base Business Distributable Cash Flow[1,2]	3,437	3,180
Weighted average common shares outstanding	2,126	2,025
Base Business weighted average common shares outstanding[2]	2,023	2,025
1 Non-GAAP financial measures. Please refer to Non-GAAP Reconciliations Appendices.
2 Base Business results are adjusted to exclude the contributions from, and the impact of financing, the Acquisitions. These include associated EBITDA, DCF, capital expenditures, and common share and debt issuances attributable to the Acquisitions. For a full reconciliation, see Appendix D of this news release.

GAAP earnings attributable to common shareholders for the first quarter of 2024 decreased by $314 million or $0.19 per share compared with the same period in 2023, primarily explained by the presence of certain non-operating factors including a non-cash, net unrealized derivative fair value loss of $677 million ($518 million after-tax) in 2024 compared to a net unrealized gain of $542 million ($406 million after-tax) in 2023 due to mark-to-market value of derivative financial instruments, the one-time recognition of $105 million ($79 million after-tax) of severance costs relating to workforce reduction in February 2024, and the absence in 2024 of the receipt of a litigation claim settlement of $68 million ($52 million after-tax). These non-operating impacts were partially offset by the absence in 2024 of a net loss of $638 million ($479 million after-tax) due to the termination of Competitive Toll Settlement foreign exchange hedges and operating performance factors discussed in detail below.

The period-over-period comparability of GAAP earnings attributable to common shareholders is impacted by certain unusual, infrequent factors or other non-operating factors which are noted in the reconciliation schedule included in Appendix A of this news release. Refer to the Company's Management's Discussion & Analysis for the first quarter of 2024 filed in conjunction with the first quarter financial statements for a detailed discussion of GAAP financial results.

Adjusted EBITDA in the first quarter of 2024 increased by $486 million compared with the same period in 2023. This was driven by higher throughput on Flanagan South Pipeline due to PADD III market demand, higher volumes on Express-Platte, contributions from recently acquired assets including EOG, additional Hohe See and Albatros interest, Tres Palacios, Aitken Creek and Tomorrow RNG, favorable fractionation spreads at Aux Sable, contributions from our investment in Fox Squirrel as a result of the generation of investment tax credits, and higher contribution from Southern Lights Pipeline due primarily to the discontinuation of rate-regulated accounting in the fourth quarter of 2023. These impacts were partially offset by significantly warmer weather in Gas Distribution and Storage and a realized foreign exchange loss on hedge settlements compared to a gain for the same period in 2023.

Adjusted earnings in the first quarter of 2024 increased by $229 million, or $0.07 per share, compared with the same periods in 2023, primarily due to higher Adjusted EBITDA contributions discussed above, partially offset by higher financing costs due to higher interest rates and long-term debt principal, higher income taxes driven by higher earnings and higher depreciation expense from assets acquired and placed into service last year.

DCF for the first quarter of 2024 increased by $283 million compared with the same period in 2023, primarily due to the higher Adjusted EBITDA contributions discussed above, partially offset by higher financing costs from higher interest rates and long-term debt principal, and higher U.S. Corporate Alternative Minimum taxes.

Quarterly per share metrics were impacted by the bought deal equity issuance in the third quarter of 2023, as part of the financing plan for the Acquisitions.

Detailed financial information and analysis can be found below under First Quarter 2024 Financial Results.

FINANCIAL OUTLOOK

The Company reaffirms its 2024 Base Business financial guidance for EBITDA and DCF. Results in the first quarter of 2024 are in line with the Company's expectations. Enbridge continues to anticipate strong asset utilization and operating performance in 2024 with normal course seasonality, including Mainline volumes of approximately 3.0 million barrels per day on average for the year.

FINANCING UPDATE

Financing the Acquisitions

Since the announcement of the Acquisitions on September 5, 2023, Enbridge has pre-financed approximately $10 billion of the $12.8 billion (US$9.4 billion) cash consideration, significantly de-risking the execution of the Company’s funding plan for the Acquisitions. The aggregate net proceeds from these financing initiatives have been used to pay down existing indebtedness in the near-term prior to the Acquisitions closing.

These financings included the issuance of 102.9 million common shares for gross proceeds of approximately CDN$4.6 billion, as well as US$2.0 billion of hybrid notes in the U.S. and $1.0 billion of hybrid notes in Canada which receive partial equity treatment from rating agencies. In addition, on April 1, 2024, Enbridge closed the sale of its interest in Alliance Pipeline and Aux Sable for proceeds of $3.1 billion, a portion of which was used to fund the Acquisitions, and the remainder to repay debt.

The remaining acquisition funding requirements can be readily satisfied through a variety of alternate sources, including the issuance of senior unsecured notes, hybrid subordinated notes, the Company’s ongoing capital recycling program, and initiating an At-The-Market ("ATM") common share issuance program. In order for the Company to retain funding flexibility, Enbridge expects to prepare all necessary securities filings.

Once funding is complete and the Acquisitions are closed, the Company expects it's key leverage ratio, Debt-to-EBITDA, to remain well within its target range of 4.5x to 5.0x after recognizing annualized EBITDA contributions from the Acquisitions.

Other Financing

On April 5, 2024, Enbridge issued US$3.5 billion of senior notes consisting of US$750 million of 3-year senior notes, US$750 million of 5-year senior notes, US$1.2 billion of 10-year senior notes, and US$800 million of 30-year senior notes. Proceeds from these offerings were used to pay down existing indebtedness, to fund capital expenditures, and for general corporate purposes.

SECURED GROWTH PROJECT EXECUTION UPDATE

Enbridge placed four 500k bbl crude oil storage tanks ("Ingleside Phase VI Storage") into service and added the previously announced US$1.1 billion Tennessee Ridgeline Expansion project to its secured backlog following the Tennessee Valley Authority's CEO signing the Record of Decision for the Kingston Fossil Plant. Post closing of the Whistler Parent JV transaction with Whitewater/I Squared and MPLX, Enbridge's share of the Rio Bravo Pipeline project capital is expected to be reduced by ~US$0.8 billion. The Company's secured growth backlog sits at $25 billion and is underpinned by commercial frameworks consistent with Enbridge's low-risk model.

Funding of the secured growth program is expected to be provided for entirely through the Company's anticipated $8-9 billion of annual investable capacity, comprised of internally generated free cash flow and incremental balance sheet capacity.

BUSINESS UPDATES

Liquids Pipelines: Mainline Tolling Agreement approved by Canadian Energy Regulator

On March 4, 2024, the Canadian Energy Regulator approved the Mainline Tolling negotiated settlement as filed. The settlement sets tariffs for crude oil and liquids shipments originating in Western Canada which are delivered across North America. The MTS covers both the Canadian and U.S. portions of the Mainline and sees the Mainline continuing to operate as a common carrier system available to all shippers on a monthly nomination basis. No changes to the filed agreement were made by CER in its approval.

The settlement term is seven and a half years through the end of 2028, and is retroactively effective back to July 1, 2021.

Liquids Pipelines: Permian Export Strategy

Enbridge is planning to expand its Gray Oak Pipeline which will see the Company add up to
120 kbpd of new capacity from Crane, Texas to Corpus Christi, pending a successful open season.

Related, in addition to sanctioning an additional 2.5 million barrels at the EIEC, for ~US$0.1 billion, Enbridge also signed an agreement to acquire two marine docks and nearby land adjacent to EIEC from Flint Hills Resources for ~US$0.2 billion. Together, these announcements will continue the Company's expansion of its USGC liquids super-system, supporting growing international demand for North American energy exports.

Gas Transmission: Extending Offshore Value Chain with Shell Pipeline

On March 6, 2024, the Company announced the formation of a joint venture, Oceanus Pipeline Company, LLC, to develop and construct a 60-mile, 18" oil pipeline and a 15-mile, 10" gas pipeline to serve Shell and Equinor's offshore Sparta development. The projects are consistent with Enbridge's low risk business model and are backed by long-term fixed payment contracts. Enbridge's capital contribution is estimated to be approximately US$0.2 billion, and both pipelines are expected to enter service in 2028.

Gas Transmission: Alliance and Aux Sable Transaction Closed

On April 1, 2024, Enbridge closed the previously announced sale of its interest in Alliance Pipeline and Aux Sable assets to Pembina Pipeline Corporation for $3.1 billion, inclusive of $0.3 billion of non-recourse debt.

Gas Transmission: New Permian Basin Natural Gas Joint Venture

On March 26, 2024, Enbridge announced it had entered into a definitive agreement with WhiteWater/I Squared and MPLX to form a joint venture that will develop, construct, own, and operate natural gas pipeline and storage assets connecting Permian Basin natural gas supply to growing LNG and other U.S. Gulf Coast demand. Upon closing of the transaction, Enbridge will contribute its wholly-owned Rio Bravo pipeline project and approximately US$350 million in cash to the joint venture. In addition to the 19% equity interest in the joint venture, Enbridge will receive a special equity interest in the joint venture providing for a 25% economic interest in the Rio Bravo pipeline project (which interest is subject to certain redemption rights held by WhiteWater/I Squared and MPLX). After the closing, Enbridge’s share of the post-closing capital expenditures to complete the Rio Bravo pipeline project will be 100% of the first approximate US$150 million and, thereafter, proportionate to its aggregate economic interest in that project.

The transaction is expected to be immediately accretive to Enbridge's per share metrics and the balance sheet leverage metric and unlock future growth opportunities for Enbridge to connect sustainable natural gas production to export markets as part of its USGC strategy.

Closing is expected in the second quarter of 2024, subject to receipt of required regulatory approvals and satisfaction of other customary closing conditions.

Gas Transmission: Tennessee Ridgeline Expansion reaches Final Investment Decision

The Tennessee Ridgeline Expansion project is an expansion of the East Tennessee Natural Gas ("ETNG") system which will provide additional natural gas for the Tennessee Valley Authority (TVA) to support the replacement of an existing coal-fired power plant as it continues to transition its generation mix towards lower-carbon fuels. The proposed scope includes the installation of approximately 125 miles of 30-inch pipeline looping and one electric-powered compressor station and an 8MW, behind the meter, solar array.

TVA published a Notice of Intent in the Federal Register on June 15, 2021, to initiate the environmental review process for its proposed action to retire the Kingston Coal-Fired Plant and to replace it with a natural gas plant. On April 2, 2024, TVA issued a Record of Decision (ROD) documenting its decision to adopt TVA's Preferred Alternative to replace the retiring coal generating units at the Kingston Coal-Fired Plant with a natural gas plant. The issuance of the ROD adopting its preferred alternative satisfied a key condition of TVA’s Precedent Agreement with ETNG related to the ETNG Ridgeline Expansion project.

All necessary regulatory authorizations from the Federal Energy Regulatory Commission and other federal and state agencies will be obtained before construction of the project commences. Pending the approval and receipt of all necessary permits, construction would begin in 2025 with a target in-service date of late 2026.

Gas Distribution and Storage: Enbridge's Acquisition of Gas Utilities from Dominion

On March 7, 2024, Enbridge announced the closing of its acquisition of The East Ohio Gas Company (formerly doing business as Dominion Gas Ohio and now doing business as Enbridge Gas Ohio) from Dominion for a purchase price of US$6.6 billion inclusive of US$2.3 billion of assumed debt. Enbridge Gas Ohio serves as a single-state regulated gas distribution utility with service territories covering northeastern and northwestern Ohio, delivering natural gas to approximately 1.2 million customers. The acquisition of The East Ohio Gas Company reinforces Enbridge's position as the first-choice energy delivery company in North America and is complementary to our other operations in Ohio.

The closings of the remaining Acquisitions remain on track to occur in 2024, each being subject to the receipt of required regulatory approvals, applicable to each gas utility (neither cross-conditioned to the other).

Gas Distribution and Storage: Enbridge Gas Inc. Incentive Regulation Rate Application

On December 21, 2023, the Ontario Energy Board ("OEB") issued its Decision and Order on Phase 1 (Phase 1 Decision). Enbridge Gas filed a Notice of Appeal with the courts and a Notice of Motion with the OEB requesting the OEB to review the Phase 1 Decision.

Additionally, the Government of Ontario introduced Bill 165, the Keeping Energy Costs Down Act (the Act), in response to the Phase 1 Decision. If passed, the Act would give the Government of Ontario time-limited authority to set the revenue horizon for small volume customers, effectively reversing that aspect of the OEB's Phase 1 Decision. The Act is currently proceeding to a third reading and final vote in the provincial legislature.

An updated Draft Interim Rate Order reflecting the Phase 1 Decision was filed on March 15, 2024 and subsequently approved by the OEB on April 11, 2024. The Draft Interim Rate Order has 2024 rates to be implemented on May 1, 2024.

The Phase 1 Decision, pending resolution of the Motion to Review and Appeal, is immaterial to Enbridge's 2024 financial guidance.

Enbridge Gas filed its Phase 2 evidence on April 26, 2024. Phase 2 will establish and determine the incentive rate mechanism for 2025-2028, and also address unregulated storage cost allocation and new energy transition proposals. Phase 3 will address cost allocation and the harmonization of rates and rate classes between legacy rate zones.

FIRST QUARTER 2024 FINANCIAL RESULTS

GAAP Segment EBITDA and Cash Flow from Operations

	Three months ended March 31,
	2024	2023
(unaudited; millions of Canadian dollars)
Liquids Pipelines	2,404	2,353
Gas Transmission	1,265	1,205
Gas Distribution and Storage	765	716
Renewable Power Generation	257	136
Eliminations and Other	(642)	17
EBITDA[1]	4,049	4,427

Earnings attributable to common shareholders	1,419	1,733

Cash provided by operating activities	3,151	3,866
1Non-GAAP financial measure. Please refer to Non-GAAP Reconciliations Appendices.

For purposes of evaluating performance, the Company makes adjustments to GAAP reported earnings, segment EBITDA and cash flow provided by operating activities for unusual, infrequent or other non-operating factors, which allow Management and investors to more accurately compare the Company’s performance across periods, normalizing for factors that are not indicative of underlying business performance. Tables incorporating these adjustments follow below. Schedules reconciling EBITDA, adjusted EBITDA, adjusted EBITDA by segment, adjusted earnings, adjusted earnings per share and DCF to their closest GAAP equivalent are provided in the Appendices to this news release.

Adjusted EBITDA By Segment

Adjusted EBITDA generated from U.S. dollar denominated businesses was translated to Canadian dollars at similar average exchange rates (C$1.35/US$) in the first quarter of 2024 and 2023. A significant portion of U.S. dollar earnings are hedged under the Company's enterprise-wide financial risk management program. The hedge settlements are reported within Eliminations and Other.

Liquids Pipelines

	Three months ended March 31,
	2024	2023
(unaudited; millions of Canadian dollars)
Mainline System	1,338	1,337
Regional Oil Sands System	227	231
Gulf Coast and Mid-Continent Systems[1]	427	384
Other Systems[2]	468	390
Adjusted EBITDA[3]	2,460	2,342

Operating Data (average deliveries – thousands of bpd)
Mainline System volume[4]	3,127	3,120
Canadian International Joint Tariff[5] ($C)	$1.65	$—
U.S. International Joint Tariff[5] ($US)	$2.57	$—
Competitive Tolling Settlement IJT and surcharges[6] ($US)	$—	$4.53
Line 3 Replacement Surcharge ($US)[6,7]	$0.76	$0.83
1 Consists of Flanagan South Pipeline, Seaway Pipeline, Gray Oak Pipeline, Cactus II Pipeline, Enbridge Ingleside Energy Center, and others.
2 Other consists of Southern Lights Pipeline, Express-Platte System, Bakken System, and others.
3 Non-GAAP financial measure. Please refer to Non-GAAP Reconciliations Appendices.
4 Mainline System throughput volume represents Mainline System deliveries ex-Gretna, Manitoba which is made up of U.S. and Eastern Canada deliveries originating from Western Canada.
5 Tariff tolls, per barrel, for heavy crude oil movements from Hardisty, AB to Chicago, IL. Effective July 1, 2023 the Company began collecting a dual currency, international joint tariff set within the negotiated settlement for tolls on the Mainline pipeline system. Excludes abandonment surcharge.
6 Includes the IJT benchmark toll, for heavy crude oil movements from Hardisty, AB to Chicago, IL, and its components are set in U.S. dollars and Competitive Tolling Settlement Surcharges which were in effect on an interim basis from July 1, 2021 until June 30, 2023.
7 Effective July 1, 2022, the Line 3 Replacement Surcharge (L3R), exclusive of the receipt terminalling surcharge, is determined on a monthly basis by a volume ratchet based on the 9-month rolling average of ex-Gretna volumes. Each 50 kbpd volume ratchet above 2,835 kbpd (up to 3,085 kbpd) applies a US$0.035/bbl discount whereas each 50 kbpd volume ratchet below 2,350 kbpd (down to 2,050 kbpd) adds a US$0.04/bbl charge. Refer to Enbridge’s Application for a Toll Order respecting the implementation of the L3R Surcharges and CER Order TO-003-2021 for further details.

Liquids Pipelines adjusted EBITDA increased $118 million compared with the first quarter of 2023, primarily related to:

•higher contributions from the Gulf Coast and Mid-Continent Systems due to higher volumes on Flanagan South Pipeline and higher EIEC volumes;
•higher contributions from Express-Platte due primarily to greater long-haul deliveries; and
•higher contributions from Southern Lights Pipeline due primarily to the discontinuation of rate-regulated accounting in the fourth quarter of 2023.

Gas Transmission

	Three months ended March 31,
	2024	2023
(unaudited; millions of Canadian dollars)
U.S. Gas Transmission	949	925
Canadian Gas Transmission	196	182
Other	129	82
Adjusted EBITDA[1]	1,274	1,189
1 Non-GAAP financial measure. Please refer to Non-GAAP Reconciliations Appendices.

•
Gas Transmission adjusted EBITDA increased $85 million compared with the first quarter of 2023, primarily related to:

•favorable contracting on our U.S. Gas Transmission and storage assets;
•contributions from the acquisitions of Tres Palacios in the second quarter of 2023, Aitken Creek in the fourth quarter of 2023, and Tomorrow RNG in the first quarter of 2024; and
•higher earnings in our Aux Sable joint venture due to favorable fractionation spreads and contracting; partially offset by
•the absence in 2024 of a one-time recognition of revenues attributable to the Texas Eastern rate case settlement in the first quarter of 2023.

Gas Distribution and Storage

	Three months ended March 31,
	2024	2023
(unaudited; millions of Canadian dollars)
Enbridge Gas Inc. (EGI)	697	699
U.S. Gas Utilities	50	—
Other	18	17
Adjusted EBITDA[1]	765	716

Operating Data
EGI
Volumes (billions of cubic feet)	664	767
Number of active customers[2] (millions)	3.9	3.9
Heating degree days[3]
Actual	1,377	1,728
Forecast based on normal weather[4]	1,627	1,892
1Non-GAAP financial measure. Please refer to Non-GAAP Reconciliations Appendices.
2Number of active customers is the number of natural gas consuming customers at the end of the reported period.
3Heating degree days is a measure of coldness that is indicative of volumetric requirements for natural gas utilized for heating purposes in EGI's distribution franchise areas.
4Normal weather is the weather forecast by EGI in its legacy rate zones, using the forecasting methodologies approved by the OEB.

Enbridge Gas Inc. adjusted EBITDA will typically follow a seasonal profile. It is generally highest in the first and fourth quarters of the year reflecting greater volumetric demand during the heating season. The magnitude of the seasonal EBITDA fluctuations will vary from year-to-year reflecting the impact of colder or warmer than normal weather on distribution volumes. EOG's earnings are decoupled from volumes and are therefore less impacted by weather fluctuations.

Adjusted EBITDA for the first quarter increased $49 million compared with the first quarter of 2023 primarily related to:

•partial contributions from the acquisition of EOG on March 6, 2024; and
•higher distribution charges at EGI resulting from increases in rates and customer base; partially offset by
•the negative impact of warmer weather than for the same period of 2023.

The negative impact of weather was approximately $78 million in the first quarter of 2024 compared to a negative impact of approximately $36 million in the same period of 2023.

Renewable Power Generation

	Three months ended March 31,
	2024	2023
(unaudited; millions of Canadian dollars)
Adjusted EBITDA[1]	279	139
1 Non-GAAP financial measure. Please refer to Non-GAAP Reconciliations Appendices.

Renewable Power Generation adjusted EBITDA increased $140 million compared with the first quarter of 2023 primarily related to:

•contributions from our investment in Fox Squirrel as a result of the generation of investment tax credits;
•higher contribution from the Hohe See and Albatros Offshore Wind Facilities as a result of the November 2023 acquisition of an additional 24.45% interest in these facilities; and
•stronger wind resources partially offset by lower energy pricing at European wind facilities.

Eliminations and Other

	Three months ended March 31,
	2024	2023
(unaudited; millions of Canadian dollars)
Operating and administrative recoveries	195	53
Realized foreign exchange hedge settlement (loss)/gain	(19)	29
Adjusted EBITDA[1]	176	82
1 Non-GAAP financial measure. Please refer to Non-GAAP Reconciliations Appendices.
Operating and administrative recoveries captured in this segment reflect the cost of centrally delivered services (including depreciation of corporate assets) inclusive of amounts recovered from business units for the provision of those services. U.S. dollar denominated earnings within operating segment results are translated at average foreign exchange rates during the quarter, and the impact of settlements made under the Company's enterprise foreign exchange hedging program are captured in this corporate segment.

Eliminations and Other adjusted EBITDA increased $94 million compared with the first quarter of 2023 due to higher investment income on cash balances from pre-funding the Acquisitions and lower operating and administrative costs, partially offset by realized foreign exchange losses on hedge settlements in 2024, compared to gains in 2023.

Distributable Cash Flow

	Three months ended March 31,
	2024	2023
(unaudited; millions of Canadian dollars; number of shares in millions)
Liquids Pipelines	2,460	2,342
Gas Transmission	1,274	1,189
Gas Distribution and Storage	765	716
Renewable Power Generation	279	139
Eliminations and Other	176	82
Adjusted EBITDA[1,3]	4,954	4,468
Maintenance capital	(196)	(173)
Interest expense[1]	(1,014)	(926)
Current income tax[1]	(263)	(180)
Distributions to noncontrolling interests[1]	(78)	(92)
Cash distributions in excess of equity earnings[1]	96	65
Preference share dividends[1]	(93)	(84)
Other receipts of cash not recognized in revenue[2]	28	83
Other non-cash adjustments	29	19
DCF[3]	3,463	3,180
Weighted average common shares outstanding[4]	2,126	2,025
1Presented net of adjusting items.
2Consists of cash received, net of revenue recognized, for contracts under make-up rights and similar deferred revenue arrangements.
3Non-GAAP financial measures. Please refer to Non-GAAP Reconciliations Appendices.
4Includes equity pre-funding for the Acquisitions which are expected to close in 2024.

First quarter 2024 DCF increased $283 million compared with the same period of 2023 primarily due to operational factors discussed above contributing to higher Adjusted EBITDA, as well as:

•higher cash distributions from the Hohe See and Albatross offshore wind facilities; partially offset by
•higher interest rates impacting floating-rate debt and new issuances; and
•higher U.S. Corporate Alternative Minimum taxes.

Weighted average common shares increased due to the bought deal equity issuance in the third quarter of 2023, as part of the pre-funding for the Acquisitions.

Adjusted Earnings

	Three months ended March 31,
	2024	2023
(unaudited; millions of Canadian dollars, except per share amounts)
Adjusted EBITDA[1,2]	4,954	4,468
Depreciation and amortization	(1,234)	(1,182)
Interest expense[2]	(1,013)	(915)
Income taxes[2]	(607)	(513)
Noncontrolling interests[2]	(52)	(48)
Preference share dividends	(93)	(84)
Adjusted earnings[1]	1,955	1,726
Adjusted earnings per common share[1]	0.92	0.85
1Non-GAAP financial measures. Please refer to Non-GAAP Reconciliations Appendices.
2Presented net of adjusting items.

Adjusted earnings increased $229 million and adjusted earnings per share increased by $0.07 when compared with the first quarter in 2023 primarily due to operational factors discussed above contributing to higher Adjusted EBITDA, partially offset by:

•higher depreciation from assets acquired or placed into service in 2023;
•higher interest expense due to higher interest rates impacting floating-rate debt and new issuances; and
•higher income tax expense driven by higher earnings.

Quarterly per share metrics were negatively impacted by the bought deal equity issuance in the third quarter of 2023, as part the pre-funding for the Acquisitions.

CONFERENCE CALL

Enbridge will host a conference call and webcast on May 10, 2024 at 9:00 a.m. Eastern Time (7:00 a.m. Mountain Time) to provide a business update and review 2024 first quarter results. Analysts, members of the media and other interested parties can access the call toll free at 1-800-606-3040. The call will be audio webcast live at https://app.webinar.net/DLEbN9XZp8l. It is recommended that participants dial in or join the audio webcast fifteen minutes prior to the scheduled start time. A webcast replay will be available soon after the conclusion of the event and a transcript will be posted to the website. The replay will be available for seven days after the call toll-free 1-(800)-606-3040 (conference ID: 9581867).

The conference call format will include prepared remarks from the executive team followed by a question and answer session for the analyst and investor community only. Enbridge’s media and investor relations teams will be available after the call for any additional questions.

DIVIDEND DECLARATION

On April 23, 2024, our Board of Directors declared the following quarterly dividends. All dividends are payable on June 1, 2024 to shareholders of record on May 15, 2024.

Dividend per share
(Canadian dollars unless otherwise stated)
Common Shares	$0.91500
Preference Shares, Series A	$0.34375
Preference Shares, Series B	$0.32513
Preference Shares, Series D	$0.33825
Preference Shares, Series F	$0.34613
Preference Shares, Series G1	$0.47383
Preference Shares, Series H	$0.38200
Preference Shares, Series I2	$0.44932
Preference Shares, Series L	US$0.36612
Preference Shares, Series N	$0.41850
Preference Shares, Series P3	$0.36988
Preference Shares, Series R	$0.25456
Preference Shares, Series 1	US$0.41898
Preference Shares, Series 3	$0.23356
Preference Shares, Series 5[4]	US$0.41769
Preference Shares, Series 7[5]	$0.37425
Preference Shares, Series 9	$0.25606
Preference Shares, Series 11	$0.24613
Preference Shares, Series 13	$0.19019
Preference Shares, Series 15	$0.18644
Preference Shares, Series 19	$0.38825
1The quarterly dividend per share paid on Preference Shares, Series G was decreased to $0.47383 from $0.47676 effective March 1, 2024 due to reset on a quarterly basis.
2The quarterly dividend per share paid on Preference Shares, Series I was decreased to $0.44932 from $0.45251 on March 1, 2024 due to reset on a quarterly basis.
3The quarterly dividend per share paid on Preference Shares, Series P was increased to $0.36988 from $0.27369 on March 1, 2024 due to reset of the annual dividend on March 1, 2024.
4The quarterly dividend per share paid on Preference Shares, Series 5 was increased to US$0.41769 from US$0.33596 on March 1, 2024 due to reset of the annual dividend on March 1, 2024.
5The quarterly dividend per share paid on Preference Shares, Series 7 was increased to $0.37425 from $0.27806 on March 1, 2024 due to reset of the annual dividend on March 1, 2024.

FORWARD-LOOKING INFORMATION

Forward-looking information, or forward-looking statements, have been included in this news release to provide information about Enbridge and its subsidiaries and affiliates, including management’s assessment of Enbridge and its subsidiaries’ future plans and operations. This information may not be appropriate for other purposes. Forward looking statements are typically identified by words such as ‘‘anticipate’’, ‘‘expect’’, ‘‘project’’, ‘estimate’’, ‘‘forecast’’, ‘‘plan’’, ‘‘intend’’, ‘‘target’’, ‘‘believe’’, “likely” and similar words suggesting future outcomes or statements regarding an outlook. Forward-looking information or statements included or incorporated by reference in this document include, but are not limited to, statements with respect to the following: Enbridge’s corporate vision and strategy, including our strategic priorities and outlook; 2024 financial guidance and medium term outlook, including projected DCF per share and adjusted EBITDA and expected growth thereof; expected dividends, dividend growth and dividend policy; the acquisitions of three natural gas utilities from Dominion Energy, Inc. (the Gas Utility Acquisitions) and the joint venture transaction with WhiteWater/ISquared Capital and MPLX LP (the Whistler Parent JV), including the characteristics, anticipated benefits, expected funding and expected timing of closing and integration thereof; expected supply of, demand for, exports of and prices of crude oil, natural gas, natural gas liquids (NGL), liquified natural gas (LNG), renewable natural gas (RNG) and renewable energy; energy transition and low carbon energy and our approach thereto; anticipated utilization of our assets; expected EBITDA and adjusted EBITDA; expected earnings/(loss) and adjusted earnings/(loss); expected DCF and DCF per share; expected future cash flows; expected shareholder returns and asset returns; expected performance of the Company’s businesses; financial strength and flexibility; financing costs and plans, including with respect to the Gas Utility Acquisitions and an At-The-Market equity issuance program; expectations on leverage, including debt-to EBITDA ratio; sources of liquidity and sufficiency of financial resources; expected in-service dates and costs related to announced projects and projects under construction; capital allocation framework and priorities; impact of weather and seasonality; expected future growth and expansion opportunities, including secured growth program, development opportunities, customer growth, and low carbon opportunities and strategy, including with respect to the Gray Oak Pipeline; expected closings, benefits, accretion and timing of transactions, including with respect to the Gas Utility Acquisitions and the Whistler Parent JV; expected future actions and decisions of regulators and courts and the timing and impact thereof; and toll and rate case discussions and filings, including with respect to Gas Distribution’s incentive regulation rate application, and anticipated timing and impact therefrom.

Although Enbridge believes these forward-looking statements are reasonable based on the information available on the date such statements are made and processes used to prepare the information, such statements are not guarantees of future performance and readers are cautioned against placing undue reliance on forward-looking statements. By their nature, these statements involve a variety of assumptions, known and unknown risks and uncertainties and other factors, which may cause actual results, levels of activity and achievements to differ materially from those expressed or implied by such statements. Material assumptions include assumptions about the following: the expected supply of and demand for crude oil, natural gas, NGL, LNG, RNG and renewable energy; prices of crude oil, natural gas, NGL, LNG, RNG and renewable energy; anticipated utilization of our assets; exchange rates; inflation; interest rates; availability and price of labour and construction materials; the stability of our supply chain; operational reliability and performance; maintenance of support and regulatory approvals for our projects, toll and rate applications, including Gas Distribution’s incentive regulation rate application; anticipated in-service dates; weather; announced and potential acquisition, disposition and other corporate transactions and projects and the timing and benefits thereof, including with respect to the Gas Utility Acquisitions and the Whistler Parent JV; governmental legislation; litigation; credit ratings; hedging program; expected EBITDA and adjusted EBITDA; expected earnings/ (loss) and adjusted earnings/(loss); expected earnings/(loss) or adjusted earnings/(loss) per share; expected future cash flows; expected future DCF and DCF per share; estimated future dividends; financial strength and flexibility; debt and equity market conditions; and general economic and competitive conditions. Assumptions regarding the expected supply of and demand for crude oil, natural gas, NGL, LNG, RNG and renewable energy and the prices of these commodities are material to and underlie all forward looking statements, as they may impact current and future levels of demand for our services. Similarly, exchange rates, inflation and interest rates impact the economies and business environments in which we operate and may impact levels of demand for our services and cost of inputs and are therefore inherent in all forward-looking statements. The most relevant assumptions associated with forward-looking statements regarding announced projects and projects under construction, including estimated completion dates and expected capital expenditures, include the following: the availability and price of labour and construction materials; the stability of our supply chain; the effects of inflation and foreign exchange rates on labour and material costs; the effects of interest rates on borrowing costs; the impact of weather; the timing and closing of acquisitions, dispositions and other transactions and the realization of anticipated benefits therefrom; and customer, government, court and regulatory approvals on construction and in-service schedules and cost recovery regimes.

Enbridge’s forward-looking statements are subject to risks and uncertainties pertaining to the successful execution of our strategic priorities; operating performance; regulatory parameters and decisions, including with respect to Gas Distribution’s incentive regulation rate application; litigation; acquisitions and dispositions and other transactions, and the realization of anticipated benefits therefrom, including the Gas Utility Acquisitions and the Whistler Parent JV; project approval and support; renewals of rights-of-way; weather; economic and competitive conditions; global geopolitical conditions; political decisions; public opinion; dividend policy; changes in tax laws and tax rates; exchange rates; interest rates; inflation; commodity prices; and supply of and demand for commodities, including but not limited to those risks and uncertainties discussed in this news release and in Enbridge’s other filings with Canadian and U.S. securities regulators. The impact of any one assumption, risk, uncertainty or factor on a particular forward-looking statement is not determinable with certainty, as these are interdependent and our future course of action depends on management’s assessment of all information available at the relevant time. Except to the extent required by applicable law, Enbridge assumes no obligation to publicly update or revise any forward-looking statement made in this news release or otherwise, whether as a result of new information, future events or otherwise. All forward-looking statements, whether written or oral, attributable to us or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.

ABOUT ENBRIDGE INC.
At Enbridge, we safely connect millions of people to the energy they rely on every day, fueling quality of life through our North American natural gas, oil and renewable power networks and our growing European offshore wind portfolio. We're investing in modern energy delivery infrastructure to sustain access to secure, affordable energy and building on more than a century of operating conventional energy infrastructure and two decades of experience in renewable power. We're advancing new technologies including hydrogen, renewable natural gas, carbon capture and storage and are committed to achieving net zero greenhouse gas emissions by 2050. Headquartered in Calgary, Alberta, Enbridge's common shares trade under the symbol ENB on the Toronto (TSX) and New York (NYSE) stock exchanges. To learn more, visit us at enbridge.com.

None of the information contained in, or connected to, Enbridge’s website is incorporated in or otherwise forms part of this news release.

FOR FURTHER INFORMATION PLEASE CONTACT:
Enbridge Inc. – Media	Enbridge Inc. – Investment Community
Jesse Semko	Rebecca Morley
Toll Free: (888) 992-0997	Toll Free: (800) 481-2804
Email: media@enbridge.com	Email: investor.relations@enbridge.com

NON-GAAP RECONCILIATIONS APPENDICES

This news release contains references to EBITDA, adjusted EBITDA, adjusted earnings, adjusted earnings per common share and DCF. Management believes the presentation of these metrics gives useful information to investors and shareholders, as they provide increased transparency and insight into the performance of the Company.

EBITDA represents earnings before interest, tax, depreciation and amortization.

Adjusted EBITDA represents EBITDA adjusted for unusual, infrequent or other non-operating factors on both a consolidated and segmented basis. Management uses EBITDA and adjusted EBITDA to set targets and to assess the performance of the Company and its business units.

Adjusted earnings represent earnings attributable to common shareholders adjusted for unusual, infrequent or other non-operating factors included in adjusted EBITDA, as well as adjustments for unusual, infrequent or other non-operating factors in respect of depreciation and amortization expense, interest expense, income taxes and noncontrolling interests on a consolidated basis. Management uses adjusted earnings as another measure of the Company’s ability to generate earnings.

DCF is defined as cash flow provided by operating activities before the impact of changes in operating assets and liabilities (including changes in environmental liabilities) less distributions to noncontrolling interests, preference share dividends and maintenance capital expenditures and further adjusted for unusual, infrequent or other non-operating factors. Management also uses DCF to assess the performance of the Company and to set its dividend payout target.

Base Business Adjusted EBITDA represents adjusted EBITDA, as further adjusted to exclude contributions from, and the impact of financing of, the acquisitions of three natural gas utilities from Dominion Energy, Inc. (the “Gas Utility Acquisitions”) (including the associated EBITDA, DCF, capital expenditures, and common share and debt issuances). Management is using Base Business Adjusted EBITDA in 2024 to assess the performance of the Company and its business units excluding the impact of the Gas Utility Acquisitions, which are expected to close in 2024.

Base Business DCF represents adjusted DCF, as further adjusted to exclude contributions from, and the impact of financing of, the Gas Utility Acquisitions (including the associated EBITDA, DCF, capital expenditures, and common share and debt issuances). Management is using Base Business DCF in 2024 to assess the performance of the Company and its dividend payout target, excluding the impact of the Gas Utility Acquisitions.

This news release also contains references to Debt-to-EBITDA, a non-GAAP ratio which utilizes adjusted EBITDA as one of its components. Debt-to-EBITDA is used as a liquidity measure to indicate the amount of adjusted earnings to pay debt, as calculated on the basis of generally accepted accounting principles in the United States of America (U.S. GAAP), before covering interest, tax, depreciation and amortization.

Reconciliations of forward-looking non-GAAP financial measures and non-GAAP ratios to comparable
GAAP measures are not available due to the challenges and impracticability of estimating certain items, particularly certain contingent liabilities and non-cash unrealized derivative fair value losses and gains subject to market variability. Because of those challenges, a reconciliation of forward-looking non-GAAP financial measures and non-GAAP ratios is not available without unreasonable effort.

Our non-GAAP financial measures and non-GAAP ratios described above are not measures that have standardized meaning prescribed by U.S. GAAP and are not U.S. GAAP measures. Therefore, these measures may not be comparable with similar measures presented by other issuers.

The tables below provide a reconciliation of the non-GAAP measures to comparable GAAP measures.

APPENDIX A
NON-GAAP RECONCILIATIONS – ADJUSTED EBITDA AND ADJUSTED EARNINGS

CONSOLIDATED EARNINGS

	Three months ended March 31,
	2024	2023
(unaudited; millions of Canadian dollars)
Liquids Pipelines	2,404	2,353
Gas Transmission	1,265	1,205
Gas Distribution and Storage	765	716
Renewable Power Generation	257	136
Eliminations and Other	(642)	17
EBITDA	4,049	4,427
Depreciation and amortization	(1,193)	(1,146)
Interest expense	(905)	(905)
Income tax expense	(386)	(510)
Earnings attributable to noncontrolling interests	(53)	(49)
Preference share dividends	(93)	(84)
Earnings attributable to common shareholders	1,419	1,733

ADJUSTED EBITDA TO ADJUSTED EARNINGS

	Three months ended March 31,
	2024	2023
(unaudited; millions of Canadian dollars, except per share amounts)
Liquids Pipelines	2,460	2,342
Gas Transmission	1,274	1,189
Gas Distribution and Storage	765	716
Renewable Power Generation	279	139
Eliminations and Other	176	82
Adjusted EBITDA	4,954	4,468
Depreciation and amortization	(1,234)	(1,182)
Interest expense	(1,013)	(915)
Income tax expense	(607)	(513)
Earnings attributable to noncontrolling interests	(52)	(48)
Preference share dividends	(93)	(84)
Adjusted earnings	1,955	1,726
Adjusted earnings per common share	0.92	0.85

EBITDA TO ADJUSTED EARNINGS

	Three months ended March 31,
	2024	2023
(unaudited; millions of Canadian dollars, except per share amounts)
EBITDA	4,049	4,427
Adjusting items:
Change in unrealized derivative fair value (gain)/loss	785	(540)
Employee severance costs	105	—
Competitive Toll Settlement realized hedge loss	—	638
Litigation settlement gain	—	(68)
Other	15	11
Total adjusting items	905	41
Adjusted EBITDA	4,954	4,468
Depreciation and amortization	(1,193)	(1,146)
Interest expense	(905)	(905)
Income tax expense	(386)	(510)
Earnings attributable to noncontrolling interests	(53)	(49)
Preference share dividends	(93)	(84)
Adjusting items in respect of:
Depreciation and amortization	(41)	(36)
Interest expense	(108)	(10)
Income tax expense	(221)	(3)
Earnings attributable to noncontrolling interests	1	1
Adjusted earnings	1,955	1,726
Adjusted earnings per common share	0.92	0.85

APPENDIX B
NON-GAAP RECONCILIATION – ADJUSTED EBITDA TO SEGMENTED EBITDA

LIQUIDS PIPELINES

	Three months ended March 31,
	2024	2023
(unaudited; millions of Canadian dollars)
Adjusted EBITDA	2,460	2,342
Change in unrealized derivative fair value gain/(loss)	(35)	615
CTS realized hedge loss	—	(638)
Litigation settlement gain	—	68
Other	(21)	(34)
Total adjustments	(56)	11
EBITDA	2,404	2,353

GAS TRANSMISSION

	Three months ended March 31,
	2024	2023
(unaudited; millions of Canadian dollars)
Adjusted EBITDA	1,274	1,189
Change in unrealized derivative fair value gain/(loss) - Commodity prices	(17)	—
Other	8	16
Total adjustments	(9)	16
EBITDA	1,265	1,205

GAS DISTRIBUTION AND STORAGE

	Three months ended March 31,
	2024	2023
(unaudited; millions of Canadian dollars)
Adjusted EBITDA	765	716
Total adjustments	—	—
EBITDA	765	716

RENEWABLE POWER GENERATION

	Three months ended March 31,
	2024	2023
(unaudited; millions of Canadian dollars)
Adjusted EBITDA	279	139
Change in unrealized derivative fair value gain/(loss) - Foreign exchange	2	2
Change in unrealized derivative fair value gain/(loss) - Commodity prices	(13)	—
Other	(11)	(5)
Total adjustments	(22)	(3)
EBITDA	257	136

ELIMINATIONS AND OTHER

	Three months ended March 31,
	2024	2023
(unaudited; millions of Canadian dollars)
Adjusted EBITDA	176	82
Change in unrealized derivative fair value gain/(loss) - Foreign exchange	(722)	(83)
Employee severance costs	(105)	—
Other	9	18
Total adjustments	(818)	(65)
EBITDA	(642)	17

APPENDIX C
NON-GAAP RECONCILIATION – CASH PROVIDED BY OPERATING ACTIVITIES TO DCF

	Three months ended March 31,
	2024	2023
(unaudited; millions of Canadian dollars)
Cash provided by operating activities	3,151	3,866
Adjusted for changes in operating assets and liabilities[1]	300	(914)
	3,451	2,952
Distributions to noncontrolling interests	(78)	(92)
Preference share dividends	(93)	(84)
Maintenance capital[2]	(196)	(173)
Significant adjusting items:
Other receipts of cash not recognized in revenue[3]	28	83
Employee severance costs, net of tax	91	—
Distributions from equity investments in excess of cumulative earnings[4]	279	155
CTS realized hedge loss, net of tax	—	479
Litigation settlement gain	—	(68)
Other items	(19)	(72)
DCF	3,463	3,180
1Changes in operating assets and liabilities, net of recoveries.
2Maintenance capital includes expenditures that are required for the ongoing support and maintenance of the existing pipeline system or that are necessary to maintain the service capability of the existing assets (including the replacement of components that are worn, obsolete or completing their useful lives). For the purpose of DCF, maintenance capital excludes expenditures that extend asset useful lives, increase capacities from existing levels or reduce costs to enhance revenues or provide enhancements to the service capability of the existing assets. Maintenance capital also excludes emissions reduction projects and large-scale asset modernization programs that facilitate high operational reliability.
3Consists of cash received, net of revenue recognized, for contracts under make-up rights and similar deferred revenue arrangements.
4Presented net of adjusting items.

APPENDIX D
NON-GAAP RECONCILIATION – BASE BUSINESS EBITDA AND DISTRIBUTABLE CASH FLOW

	Three months ended March 31,
	2024	2023
(unaudited; millions of Canadian dollars)
Adjusted EBITDA	4,954	4,468
U.S. Gas Utilities EBITDA	(50)	—
E&O EBITDA[1]	(59)	—
Base Business Adjusted EBITDA	4,845	4,468
1 Related to investment income from the pre-funding of the Acquisitions.

	Three months ended March 31,
	2024	2023
(unaudited; millions of Canadian dollars
EBITDA	4,049	4,427
Adjusting items:
Change in unrealized derivative fair value (gain)/loss	785	(540)
Employee severance costs	105	—
Competitive Toll Settlement realized hedge loss	—	638
Litigation settlement gain	—	(68)
Other	15	11
U.S. Gas Utilities EBITDA	(50)	—
E&O EBITDA[1]	(59)	—
Base Business Adjusted EBITDA	4,845	4,468
1 Related to investment income from the pre-funding of the Acquisitions.

	Three months ended March 31,
	2024	2023
(unaudited; millions of Canadian dollars
DCF	3,463	3,180
Adjustments from operating and financing U.S. Gas Utilities:
EBITDA	(109)	—
Maintenance capital	15	—
Financing costs	62	—
Current income tax	6	—
Base Business DCF	3,437	3,180

	Three months ended March 31,
	2024	2023
(unaudited; millions of Canadian dollars)
Cash provided by operating activities	3,151	3,866
Adjusted for changes in operating assets and liabilities	300	(914)
	3,451	2,952
Distributions to noncontrolling interests	(78)	(92)
Preference share dividends	(93)	(84)
Maintenance capital	(196)	(173)
Significant adjusting items:
Other receipts of cash not recognized in revenue	28	83
Employee severance costs, net of tax	91	—
Distributions from equity investments in excess of cumulative earnings	279	155
CTS realized hedge loss, net of tax	—	479
Litigation settlement gain	—	(68)
Other items	(19)	(72)
Adjustments from operating and financing U.S. Gas Utilities	(26)	—
Base Business DCF	3,437	3,180

	Three months ended March 31,
	2024	2023
Weighted average common shares outstanding	2,126	2,025
Shares issued to finance U.S. Gas Utilities	(103)	—
Base Business weighted average common shares outstanding	2,023	2,025